SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549


                               FORM 8-K


         Current Report Pursuant to Section 13 or 15(d) of
                 The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  July 26, 2000

                           CLICKACTION INC.
        (Exact name of Registrant as specified in its charter)


DELAWARE                         000-26008             77-0195362
 (State or other jurisdiction  (Commission          (I.R.S. Employer
  of incorporation or           File Number)      Identification No.)
  organization)




                           2197 E. Bayshore Road
                        Palo Alto, California  94303
           (Address of principal executive offices) (Zip code)


                            (650) 473-3600
           (Registrant's telephone number, including area code)


                                   N/A
          (Former name or former address, if changed since last report)


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Item 5.	Other Events

   On July 26, 2000, ClickAction Inc., a Delaware corporation, issued a letter to its stockholders for its half-year update. The stockholder letter has been filed as an exhibit to this Report on Form 8-K, attached hereto as Exhibit 99.1.


Item 7.	Financial Statements and Exhibits.

   (c)	99.1	Stockholder Letter by ClickAction Inc.




                            SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


	                                                  CLICKACTION INC.



     Date:  July 26, 2000		                     By:/s/Sharon S. Chiu
                                                ---------------------
                                                   	Sharon S. Chiu
                                                   	Chief Financial Officer

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                        INDEX TO EXHIBITS

Exhibit
Number	        Description
--------       -------------
99.1           Stockholder Letter by ClickAction Inc.


July 2000


Dear Fellow Stockholders:


With this newsletter, I would like to update you on developments at ClickAction over the first half of the year and outline our plans for the second half.
Going forward, I plan to write you quarterly as the pace of our industry has rendered the Annual Report too infrequent for effective stockholder communication. As CEO and President, and as a major stockholder, I take our Company's continuing obligation to create significant long-term stockholder value very seriously and I appreciate the opportunity to communicate with you as fellow owners.

As you know, 1999 was a year of transition at ClickAction. During the course of the year we developed email marketing capabilities in house, acquired two fine e-marketing companies and changed the name of the combined entity to ClickAction Inc. We ended the year with over 140 clients for our Email Relationship Management (ERM) service including LL Bean, Brooks Brothers and Nabisco. 1999 saw our stock increase by 159%, marking another solid year for our stockholders.

The first half of 2000 has seen our progress in the email marketing industry accelerate dramatically. Our rapid client acquisition rate continued: we now have over 200 world class clients and industry partners, well ahead of most of our direct industry competitors. We significantly strengthened our technology infrastructure, rolling out a new ERM 5.0 system and investing over $5 million in hardware, software and systems improvements. We were also selected by two of the world's largest e-commerce platform companies, Broadvision and BEA Systems, for major technology and sales partnerships. In fact, Broadvision invested $1 million in ClickAction in Q1, making ClickAction the only company in our industry to have an equity partnership with Broadvision. We expect both of these partnerships to generate significant ERM revenues for our Company in the second half of this year.

We also declared a 2 for 1 stock dividend for all CLAC stockholders effective on April 20, 2000. This has increased the daily trading volume in our stock and improved overall liquidity. However, management will continue to work to improve these important trading metrics. We were also thankful to see two more fine investment banks initiate coverage on CLAC, namely Bank of America and ABN AMRO. Greater institutional coverage has given us a higher profile and more interest among institutional investors - although again management recognizes that more work is needed in this area.

Also during the first half of the year we were very fortunate to acquire the professionals of Concilience LLC, a strong team of Java developers and systems integration professionals based in New York City. Each member of the Concilience team has proven to be a great asset to ClickAction. And we are proud to have retained 100% of the Concilience professionals, no easy task in today's market for top talent.

In Q1 and Q2 we also successfully raised equity capital at attractive rates from respected high tech investors. In Q1 we raised a total of $5.25 million in the round that was led by Broadvision (please see our press release of April 25, 2000). In Q2 we raised a total of $10 Million (please see our press release of

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June 29, 2000).  Although the Company could have potentially raised more capital, we limited such investments to avoid diluting our stockholders any more than necessary given what we believed was a relatively low price of our stock in the period. Management believes that the cash we now have on hand will enable us to reach profitability in the foreseeable future while continuing to grow ERM revenues.

Overall, the market for email marketing systems and services continues to grow rapidly. In fact, Forrester Research is now projecting that the email marketing industry will be a $4.8 Billion-dollar industry in the United States by 2004. Additionally Jupiter Communications is projecting that the industry will grow to $7.3 Billion in the United States by 2005.

In the first half ClickAction certainly saw rapid growth in our ERM Division.
In the first quarter of 2000 we did more ERM revenues - $1.1 million - than the combined entity had done in all previous quarters. Then we almost doubled that ERM revenue number in Q2 to $2.0 million. Results in both quarters handily beat consensus Wall Street estimates and made us, we believe, the fastest growing company in our industry segment, easily beating the growth rates of such fine companies as E.piphany (EPNY)and Digital Impact (DIGI).

Losses for the ERM Division continue to decline significantly as a percentage of total ERM revenue. Just as importantly, average revenue per email held steady over the first half of the year at what we believe are industry-leading rates. We believe that this speaks both to our superior, scalable Java-based technology and our stockholder focused business culture.

As a result of these positive developments, our stock has held its own in a difficult market environment in the first half of this year. In fact, whereas in Q4 of last year our direct competitors MessageMedia and Digital Impact sported $1+ billion market caps and ClickAction held a market cap of approximately $100 million, all three companies are now in the same general market cap range today (approximately $200 million to $400 million on a fully diluted basis). The good news here is that there are no longer any 800-pound gorillas in our segment - and we believe that ClickAction is moving rapidly to build a position of recognized industry leadership.


What About MySoftware?

Our Small Business Division produces and markets the MySoftware, ProVenture and I-Catchers lines of software products as well as a number of Internet services for small business professionals such as MyProspects.com. The Division now operates as a semi-autonomous unit and continues to grow revenues, profits and positive cash flow at a healthy rate. Today, approximately 25% of ClickAction's professionals work in our Small Business Division and it continues to be a very important strategic asset.

We believe our software products lines are now the 'category killer' in the small office, home office (SOHO) productivity market at major distributors including Office Max, Office Depot and Staples. And the profitable sale of millions of units to small office, home office professionals is a cash flow positive customer acquisition vehicle for our Internet services. The Division's 'razor-razorblades' business model is working well in this regard. Revenues for the Division, while projected by most Wall Street analysts to be flat this year, actually increased by 5.8% in 2000 over the first half of 1999, while profits before G&A expenses increased by 42% over 1999. In fact, our Small Business Division threw off a total of $1.8 million dollars prior to G&A expenses during Q2, compared to $637,000 in Q1 2000. The Division's management team is exceptionally capable and I remain optimistic over the Division's future prospects.

I believe it is possible that our Small Business Division will eventually be spun off as an independent entity, either via IPO or some other method to product long-term stockholder value. Stockholders would thereby potentially have two 'pure plays' in two attractive growth markets; the small business Internet services industry and the ERM industry. Let me clearly state that this is not an action that we have already decided to pursue. If we do determine to pursue this option, there can be no assurance that we would be able to spin off the Small Business division on acceptable terms. But our consideration of this

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potential strategic option is yet another example of our commitment to maximize stockholder value.


GOING FORWARD

Certainly the second half of 2000 will be an exciting one for our Company. Clearly we need to continue to build strong ERM revenue growth while maintaining gross margins and making continued progress toward near-term profitability by pursuing a strategy of intelligent acquisitions. However, with our increased capital resources as a result of our recent private placements, our strengthened technology infrastructure and what we believe are industry leading client and revenue growth rates, we believe that we are in a good position to meet those challenges.

At the same time, there always exists the possibility that ClickAction might be acquired if the right offer were to be made by the right company - an offer that would be highly likely to significantly benefit our stockholders, clients, partners and employees in both the short and long terms. Whatever opportunities present themselves, I can commit to you that we will always use the same evaluation metric: what will be most effective route to building long-term stockholder value.

Finally, but most importantly, let me take a minute to recognize the real heroes of ClickAction: our outstanding team of senior managers and ClickAction professionals. In an industry where management turnover rates can reach 40% annually, ClickAction has lost only one of its 20+ Key Executives over the last two and one-half years. The remarkable skill level, the many years of professional success and the consummate professionalism that marks ClickAction's officer corps is accentuated by a strong bond of trust and team work that makes this the most effective management team with which I have ever had the privilege of serving.

Some may minimize the importance of trust, mutual commitment and individual self-sacrifice in pursuit of shared corporate goals like effective new product rollouts or 100% client satisfaction. The simple fact is that the Internet industry, with its need for split second decisions at all levels of management and coordinated cross-division activities in the face of weekly changes in the competitive landscape, maximizes the importance of these team-based assets.

In fact, I am more and more convinced that in the New Economy, these team-based assets are actually of greater importance to a company's future share price performance than whatever physical assets it might possess. At the heart of it, this continues to be the fundamental story at ClickAction. Over the past 2.5 years the ClickAction Team has produced one of the most successful turnarounds in the history of Silicon Valley on a stock price appreciation basis. I'd like to personally recognize and thank my fellow officers and ClickAction professionals for their tremendous commitment to our Company - and our stockholders' - long-term success. And I believe that the best may be yet to come.

I'd like to thank you also, for your financial confidence in us. We will continue to do everything possible to demonstrate the wisdom of your decision to become a ClickAction equity partner.


Sincerely,


/s/ Gregory W. Slayton
    Gregory W. Slayton

Forward Looking Statements

To the extent that any of the statements contained herein relating to the Company are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks. Such uncertainties and risks include, but are not limited to, the development of new products and services, the enhancement of existing products and services, the dependence on principal customers and partners, competitive pricing pressures, product volume and mix, timing of orders received, introduction of competitive products and services having technological and/or pricing advantages, and overall dynamics of the industry and consolidation. For further information, refer to the risk factors included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, each as filed with the Securities and Exchange Commission.